INTERNATIONAL ELECTRONICS, INC.

427 TURNPIKE STREET

CANTON, MA 02021

Risco, Ltd.

Moshe Alkelai

14 Hachoma Street

75655 Rishon-Letzion, Israel

Dear Mr. Alkelai,

In connection with your tender offer to purchase all of International Electronics, Inc. (“IEI”) common stock, you have requested access to certain of our records pursuant to Section 16.02 of Massachusetts Business Corporation Act.  The records that we furnish to you or your directors, officers, employees, affiliates, representatives (collectively, the “Representatives”), excluding our Articles of Organization and our Bylaws, is hereinafter referred to as the “Information”.  The term Information will not, however, include information which is or becomes publicly available other than as a result of a disclosure by you or your Representatives.

You hereby agree that:

1.               The Information is confidential and proprietary to the Company and that you will, and will cause your representatives to, keep the Information confidential and will not (except as required by applicable law, regulation or legal process), without our prior written consent, disclose any Information in any manner whatsoever; provided, however, that you may reveal the Information to your Representatives (a) who are informed by you of the confidential nature of the Information and (b) who agree to act in accordance with the terms of this letter agreement, and you will be responsible for any breach of this letter agreement by any of your Representatives.

2.               Notwithstanding anything herein to the contrary, with respect to all lists of Company shareholders, including security position lists, delivered to you, you will, and will cause your Representatives to,: (i) use such lists exclusively for the purpose of disseminating information to our shareholders in connection with your tender offer and related matters pursuant to and in accordance with applicable federal securities laws; and (ii) at all times, maintain the confidentiality of such lists (except as required by applicable law, regulation or legal process).

3.               No modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us, unless approved in writing by each of you and us.

Sincerely,

INTERNATIONAL ELECTRONICS, INC.

BY:	/s/ John Waldstein
Name: John Waldstein
Title: President and Chief Executive Officer

Agreed and accepted:

RISCO, LTD.

BY:	/s/ Moshe Alkelai
Name: Moshe Alkelai
Title: Chairman of the Board